Exhibit 10.4

SUPPORT SERVICES AGREEMENT

This Support Services Agreement (this “Agreement”), dated as of November 18, 2020, is made and entered into by and between Reinvent Technology Partners Z, a Cayman Islands exempted company (the “Company”), and Reinvent Capital LLC, a Delaware limited liability company (the “Service Provider” and, together with the Company, the “Parties” and, each individually, a “Party”).

RECITALS

WHEREAS, the Company intends to consummate an initial public offering of the Company’s securities (the “Public Offering”); and

WHEREAS, the Company wishes to retain the Service Provider to provide certain support and administrative services, and provide access to certain office space, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”) and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation (in each case, as described in the Registration Statement on Form S-1 (File No. 333-249799) filed with the Securities and Exchange Commission related to the Public Offering) (such earlier date hereinafter referred to as the “Termination Date”).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, the Company and the Service Provider, intending to be legally bound, agree as follows:

ARTICLE I

SERVICES

Section 1.1 Services Generally. Commencing on the Listing Date and continuing until the Termination Date, to the extent reasonably requested by the Company, the Service Provider shall render to the Company, by and through such of the Service Provider’s officers, employees, agents, representatives and affiliates as the Service Provider, in its sole discretion, may designate from time to time, support and administrative services (collectively, the “Services”), including research, due diligence, transaction process management and execution, information technology, public and investor relations, legal, facilities management, back office, vendor management, accounting, book and record keeping, cash management and secretarial services; provided that the Service Provider shall not provide any investment advice to the Company.

Section 1.2 Office Space. Commencing on the Listing Date and continuing until the Termination Date, to the extent reasonably requested by the Company, the Service Provider shall provide the Company with access to, and use of, the Office Space. For the purposes of this Agreement, the term “Office Space” shall mean the offices of the Service Provider located at 215 Park Avenue, Floor 11, New York, New York 10003 (or any successor location or other existing office space of the Service Provider or any of its affiliates).

Section 1.3 Trademark License. Commencing on the Listing Date and continuing until the Termination Date, the Service Provider hereby grants to the Company a non-exclusive, revocable, non-transferable, non-sublicensable license to use the name and trademark REINVENT in connection with the operation of the Company’s business, subject to the Service Provider’s instructions or trademark usage guidelines that may be provided to the Company in writing from time to time.

Section 1.4 No Authority to Bind Principal. Notwithstanding any provision to the contrary in this Agreement, the Service Provider shall not represent to any party that it possesses, and it does not in fact possess, the authority to execute binding contracts on behalf of the Company with any third party.

ARTICLE II

SERVICE FEE

Section 2.1 Support Services Fee.

(a) In consideration of the performance of the Services contemplated by Section 1.1 hereof, the Company agrees to pay the Service Provider or its designee(s) an annual fee payable in cash equal to $625,000 (the “Support Services Fee”). The Support Services Fee shall be payable by the Company in equal quarterly installments in advance on the first business day of each three-calendar-month period that occurs following the Listing Date until the Termination Date, without regard to the amount of the Services actually performed by the Service Provider. Notwithstanding anything to the contrary, the first quarterly installment of the Support Services Fee shall be payable by the Company in advance on the Listing Date, instead of on the first business day of the first three-calendar-month period that occurs following the Listing Date.

Section 2.2 Expenses. In addition to the Support Services Fee payable to the Service Provider or its designee(s) pursuant to Section 3.1 hereof, the Company shall, at the direction of the Service Provider, pay directly, or reimburse the Service Provider or its designee(s) for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean all out of pocket expenses incurred by the Service Provider or its respective affiliates in connection with the performance of the Services or providing access to, and use of, the Office Space, including reasonable (i) fees and disbursements of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors or vendors, such as financial printers, couriers, business publications or similar services, (iii) transportation and other travel expenses, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations, (iv) other out-of-pocket expenses incurred by the Service Provider to the extent reasonably allocated to the Company as a result of the Services in a manner consistent with the Service Provider’s generally applicable cost allocation polices, including purchases through the Service Provider’s vendor networks and relationships for access to research databases, due diligence services, computer, network and office equipment and third-party communications vendors, (v) all other expenses which are properly allocable to the Company under this Agreement, whether incurred on or after the date of this Agreement. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by the Service Provider to the Company of the statement in connection therewith.

Section 2.3 Any payment made pursuant to this Article II shall be paid by wire transfer of immediately available federal funds to the accounts specified by the Company from time to time.

ARTICLE III

WAIVER

Section 3.1 Waiver. Notwithstanding anything herein to the contrary, the Service Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Public Offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

ARTICLE IV

CONFIDENTIAL INFORMATION

Section 4.1 Nondisclosure of Confidential Information. The Service Provider shall treat as confidential all Confidential Information (as defined below) of the Company, shall not, without the consent of the Company, (i) use such Confidential Information except as set forth herein or (ii) disclose such Confidential Information other than to the Company or its Related Parties (as defined below); provided that each such person receiving Confidential Information is bound (on terms no less restrictive than those set forth in this Section 4.1) to maintain the confidentiality of such Confidential Information; provided, further, that the foregoing restriction shall not apply to any such information that is required to be disclosed by law or the order or regulations of any governmental authority or to establish or enforce any rights under this Agreement. Without limiting the foregoing, the Service Provider shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the Company under this Agreement. For the purposes of this Agreement, the term “Confidential Information” shall mean all information, data, agreements, letters, documents, reports and records, which are oral or in writing, containing confidential information concerning the Company and any of its affiliates or assets which is delivered or made available by the Company or its representatives or affiliates to the Service Provider after the date hereof; provided that Confidential Information does not include (x) information which is obtained by the Service Provider after the date hereof from a source other than the Company or its representatives or affiliates that is not bound by an obligation to keep such information confidential, (y) information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, or (z) information developed independently by the Service Provider without reference to or use of the Confidential Information.

ARTICLE V

Indemnification; Disclaimer and Limitation of Liability; Opportunities.

Section 5.1 Indemnity and Liability. Subject to Section 3.1, the Company shall (i) indemnify, exonerate and hold the Service Provider and each of its partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Related Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Related Parties or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to, (i) this Agreement, any transaction to which the Company is a party or any other circumstances with respect to the Company or (ii) the operations of, or the Services or Office Space provided by the Service Provider to, the Company, or any of its affiliates from time to time; provided, however, that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5.1, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

Section 5.2 Disclaimer; Standard of Care. The Service Provider makes no representations or warranties, express or implied, in respect of the Services. In no event will the Service Provider or its Related Parties be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct by the Service Provider as determined by a final, non-appealable determination of a court of competent jurisdiction.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate upon the earlier of (a) the Termination Date and (b) the mutual agreement of the Parties.

Section 6.2 The Company’s Right to Terminate for Cause. The Company may terminate its participation in this Agreement or any part hereof for cause, immediately and without prior written notice, in the event of any of the following by the Service Provider: (a) a material breach of any provision of this Agreement; (b) a failure to fulfill or perform any duties or obligations to the Company pursuant to this Agreement; provided that the Service Provider fails to remedy any such failure within thirty (30) days of its receipt of a written notice from the Company of its intent to terminate this Agreement; or (c) if (i) any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the Service Provider’s assets or any other proceeding under any law for relief from creditors shall be instituted by or against the Service Provider (and such proceeding is not dismissed within sixty (60) days from the filing date); or (ii) if the Service Provider shall make an assignment for the benefit of its creditors.

Section 6.3 A Service Provider’s Right to Terminate for Cause. A Service Provider may terminate its participation in this Agreement or any part hereof for cause, immediately and without prior written notice, in the event of (a) any of failure by the Company to pay to the Service Provider any amount due pursuant to this Agreement by the Company if such failure continues for a period of thirty (30) consecutive days after receipt of written notice of such failure from such Service Provider, (b) the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors or (c) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days.

Section 6.4 Effect of Termination. In the event of a termination of this Agreement, the Company will pay the Service Provider or its designees all unpaid amounts due pursuant to Article II and Section 5.1 with respect to the periods prior to the termination of this Agreement. This Section 6.4 and Articles III, IV, V and VII shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Independent Contractor Status. This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship between or among the Parties; nor will any Party hold itself out as an agent, partner, or joint venture party of another Party. Each Party shall be, and shall act as, independent contractors. No Party shall have authority to create any obligation for another Party. Further, the Service Provider shall be responsible for: (1) selecting and hiring its employees legally, including compliance with all applicable laws in connection therewith; (2) paying its employees’ wages and other benefits that the Service Provider offers to such employees in accordance with applicable laws; (3) paying or withholding all required payroll taxes and mandated insurance premiums; (4) providing workers’ compensation coverage for employees as required by law; and (5) fulfilling employer’s obligations with respect to unemployment compensation. The Service Provider shall indemnify the Company from a claim made by the Service Provider’s employee or agent against the Company alleging rights or benefits as a Company employee.

Section 7.2 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and personally delivered or mailed by registered or certified mail, postage prepaid, to the address of the Office Space, or to any other address designated by a Party in accordance with the provisions of this Section 7.2. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been received when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile transmission or at the earlier of its receipt or on the fifth (5th) day after mailing, if mailed, as aforesaid.

Section 7.3 Entire Agreement. This Agreement constitute the entire agreement between and among the Parties hereto with respect to the transactions contemplated hereby, and supersede all written and verbal negotiations, representations, warranties, commitments, and other understandings prior to the date hereof between the Service Provider and the Company.

Section 7.4 Amendment and Waiver. This Agreement may be amended, and the observance of any clause of this Agreement may be waived, only with the written consent of all Parties affected thereby. Any waiver by either Party hereto of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision with respect to any other event or circumstance, whether past, present or future.

Section 7.5 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 7.6 Assignment. The Service Provider hereby acknowledges that the Services to be provided to the Company hereunder are unique and personal. Accordingly, the Service Provider shall not assign this Agreement or any rights hereunder without the prior written consent of the Company. Any attempted assignment without such written consent shall be null and void.

Section 7.7 Governing Law; Forum Selection; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. SUBJECT TO SECTION 7.8, EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR ANY U.S. FEDERAL COURT SITTING IN NEW YORK COUNTY IN NEW YORK STATE IN RESPECT OF ANY AND ALL SUITS, CLAIMS, DISPUTES, CHALLENGES, ACTIONS OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RIGHTS OF ANY PARTY HERETO UNDER THIS AGREEMENT, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT (“CLAIMS”), AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. SUBJECT TO SECTION 7.8, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH CLAIM BROUGHT IN ANY SUCH COURT AND ANY CLAIM BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE OR OTHER CLAIM IN CONNECTION WITH THIS AGREEMENT.

Section 7.8 Arbitration.

(a) If any Claim arises, the party making such Claim shall provide a written notice (a “Claim Notice”) to the other party hereto, specifying the nature of the Claim and thereafter, the parties shall negotiate in good faith to resolve such Claim expeditiously. If the parties do not resolve the Claim within forty-five (45) days of a Claim Notice, the parties shall endeavor in good faith to resolve such Claim expeditiously using informal dispute resolution techniques, such as mediation, expert evaluation, or determination or similar techniques reasonably agreed by the parties. If the parties do not resolve the Claim within ninety (90) days of a Claim Notice, then the Claim shall be submitted to mandatory, final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 7.8, pursuant to the Federal Arbitration Act, 9 U.S.C., Section 1 et seq. The place of arbitration shall be New York, New York.

(b) There shall be three (3) arbitrators, with one arbitrator to be appointed by each party and the third to be appointed by the two (2) arbitrators so appointed. The arbitrators shall be agreed upon by the parties within twenty (20) days of receipt by the respondent of a copy of the demand for arbitration. If the parties do not agree upon arbitrators within this time limit, such arbitrators shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than twenty years of experience with corporate and limited liability company matters and an experienced arbitrator. In rendering an award, such arbitrators shall be required to follow the laws of the state of New York.

(c) The arbitration shall be the sole and exclusive forum for resolution of the Claim, and the award shall be in writing, state the reasons for the award, and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrators shall not be permitted to award punitive, multiple or other non-compensatory damages. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. The arbitrators shall be permitted to, but shall not be required to, award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(d) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitrators, JAMS, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law, regulatory or governmental authority.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession or custody, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant and material to the outcome of disputed issues. There shall be no depositions.

(f) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: (i) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in New York (the “New York Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Courts; (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) each of the parties hereby irrevocably waives any and all right to trial by jury.

Section 7.9 Severability. If any provision or provisions of this Agreement shall, for any reason, be deemed unenforceable or in violation of law, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect and be binding upon the Parties hereto. The Parties will use their best efforts to agree upon any changes in this Agreement which may be necessary in order to adjust its remaining provisions with regard to the omission of any invalid clause in order to make this Agreement workable.

Section 7.10 Section Headings. The headings of the sections, paragraphs, and exhibits herein are for the Parties’ convenient reference only and shall not define or limit any of the terms or provisions hereof. Exhibits and other documents referred to in this Agreement are an integral part hereof, unless the context of such reference indicates otherwise.

Section 7.11 Damages. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANOTHER FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LIABILITY FOR LOSS OF USE, LOSS OF PROFITS, LOSS OF PRODUCT OR BUSINESS INTERRUPTION HOWEVER THE SAME MAY BE CAUSED, INCLUDING FAULT OR NEGLIGENCE OF ANY PARTY.

Section 7.12 Construction. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless other-wise specified. The words “include” or “including” when used in this Agreement are deemed to be followed by the words “but not be limited to” or “but not limited to,” respectively.

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IN WITNESS WHEREOF, the Parties hereto have caused this Support Services Agreement to be signed as of the date set forth below.

REINVENT TECHNOLOGY PARTNERS Z

By:	/s/ Michael Thompson
	Name:	Michael Thompson
	Title:	Chief Executive Officer and Chief Financial Officer

REINVENT CAPITAL LLC

By:	/s/ Mark Pincus
	Name:	Mark Pincus
	Title:	Managing Member

[Signature Page to Support Services Agreement]